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                                                                    EXHIBIT 3.10


                             CERTIFICATE OF DECREASE
                               OF SERIES A JUNIOR
                          PARTICIPATING PREFERRED STOCK
                                OF EPIMMUNE INC.

                       (Pursuant to Section 151(g) of the
                        Delaware General Corporation law)

        Epimmune Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies:

FIRST: In a Certificate of Designation Filed with the Secretary of State of the State of Delaware on April 2, 1993, pursuant to
                Section 151 of the General Corporation Law of the State of Delaware, the Corporation was authorized to issue Three Hundred Thousand (300,000) shares of Series A Junior Participating Preferred Stock, as a series of the Corporation's authorized Preferred Stock, par value $.01 per share;

SECOND: In a Certificate of Increase of Series A Junior Participating Preferred Stock filed with the Secretary of State of the State of Delaware on July 5, 1995, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, the Corporation was authorized to issue Five Hundred Thousand (500,000) shares of Series A Junior Participating Preferred Stock, as a series of the Corporation's authorized Preferred Stock, par value $.01 per share;

THIRD: In a Certificate of Increase of Series A Junior Participating Preferred Stock filed with the Secretary of State of the State of Delaware on July 2, 1998, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, the Corporation was authorized to issued Seven Hundred Fifty Thousand (750,000) shares of Series A Junior Participating Preferred Stock, as a series of the Corporation's authorized Preferred Stock, par value $.01 per share; and

FOURTH: The Board of Directors of the Corporation by resolution adopted at a meeting duly called and held on March 4, 1999 duly authorized and directed that the number of shares of the Corporation's Series A Junior Participating Preferred Stock be decreased from Seven Hundred Fifty Thousand (750,000) shares to Two Hundred Fifty Thousand (250,000) shares.


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        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officers this 13th day of September, 1999.



                                       EPIMMUNE INC.


                                       /s/ Deborah A. Schueren
                                       ------------------------------------
                                       Deborah A. Schueren
                                       President,  Chief Executive  Officer
                                       and Chief Financial Officer



ATTEST:


/s/ Robert W. Chesnut
-----------------------------
Robert W. Chesnut, Secretary


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